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BARRY'S JEWELERS, INC.
111 WEST LEMON AVENUE
MONROVIA, CA 91016
(818) 303-4741
FAX (818) 357-7596



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CONTACTS:
Thomas S. Liston          Robert W. Bridel            Eugene G. Heller
Vice Chairman and         President and               Silverman Heller Associates
Chief Financial Officer   Chief Executive Officer     (310) 208-2550
(818) 303-4741            (818) 303-4741
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FOR IMMEDIATE RELEASE


                BARRY'S JEWELERS TO RESTATE FISCAL 1995 RESULTS,
                   WILL TAKE ONE-TIME CHARGES IN FISCAL 1996

MONROVIA, California (June 25, 1996) -- Barry's Jewelers, Inc. (Nasdaq NM:BARY) today reported that it will restate its results for fiscal year 1995 to reflect inventory shrinkage for that year of $1.5 million in excess of the amount originally recorded. The discrepancy was detected during the reconciliation of the Company's inventory for fiscal 1996. Additionally, although results are still being audited, the Company anticipates reporting a pretax loss of approximately $2 million for fiscal 1996, which includes approximately $1.5 million of one-time charges and $1 million of unanticipated inventory shrinkage. The one-time charges primarily include expenses incurred for the settlement of legal actions, the write-off of deferred financing fees related to the redemption of Senior Secured Notes, and fees related to the recent sale of 1.5 million shares of the Company's stock by Wells Fargo Bank to private investors.

  Thomas S. Liston, vice chairman and chief financial officer of Barry's Jewelers, said, "We are studying this unanticipated problem with our inventory accounting and we will immediately begin to further tighten our controls at both the wholesale and retail levels."

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BARRY'S TO RESTATE FISCAL 1995 RESULTS/2

  Robert W. Bridel, Barry's recently appointed president and chief executive officer, said, "The systems put in place in recent years, including the Company's new credit management system, have been instrumental in returning Barry's to a sound financial footing. A new automated inventory management system has done much to improve our control over inventory. However, the discovery of this most recent situation indicates that more needs to be done in this area, and management is prioritizing the implementation of the necessary improvements.

  "While we are naturally disappointed with this temporary setback, Barry's remains financially sound and strategically focused," Mr. Bridel added. "This is evidenced by the fact that, without the aforementioned charges and greater than expected inventory shrinkage, we had anticipated reporting a profit for fiscal 1996. Additionally, our balance sheet is strong, with shareholders'
equity of approximately $35.5 million as of May 31, 1996.   Moreover, our
stores -- particularly our new superstores -- are performing well, and our expansion program is proceeding on schedule. These factors make us confident in the Company's current direction and future outlook, and we are optimistically looking forward to the 1996 holiday selling season."

  Barry's also reported that the inventory shrinkage problem has placed the Company in default of certain provisions of its revolving inventory line and its securitization facility. The Company is currently in discussion with its lenders regarding waivers to those defaults and is confident that the situation will be resolved favorably.

  Barry's Jewelers, Inc., the nation's fourth largest independent retailer of fine jewelry, operates 161 retail jewelry stores in 17 states throughout the country, primarily in California, Texas, Arizona, North and South Carolina, Utah, Montana, Colorado, and Ohio.